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                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                   OF THE SECURITIES AND EXCHANGE ACT OF 1934
FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]
CHECK THE APPROPRIATE BOX:
[ ] PRELIMINARY PROXY STATEMENT                          [ ] CONFIDENTIAL, FOR
USE OF THE
                                            COMMISSION ONLY (AS PERMITTED BY
                                            RULE 14A-6(E)(2))
[X] DEFINITIVE PROXY STATEMENT
[ ] DEFINITIVE ADDITIONAL MATERIALS
[ ] SOLICITING MATERIAL PURSUANT TO RULE 14A-11(C) OR RULE 14A-12
                         PENNCORP FINANCIAL GROUP, INC.
                (Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.
     [ ] Fee computed on table per Exchange Act Rules 14-6(i)(1) and 0-11;
     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
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     4) Proposed maximum aggregate value of transaction:
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     5) Total fee paid:
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     [ ] Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:
     (2) Form, Schedule or Registration no.:
     (3) Filing Party:
     (4) Date Filed:
---------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

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

                         PENNCORP FINANCIAL GROUP, INC.
                C/O SOUTHWESTERN FINANCIAL SERVICES CORPORATION
                            717 NORTH HARWOOD STREET
                              DALLAS, TEXAS 75201

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1999

                             ---------------------

To the Stockholders of
PennCorp Financial Group, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of PennCorp Financial Group, Inc. (the "Company") will be held on May 13, 1999 at 10:00 A.M., local time, at the offices of Richards, Layton & Finger, One Rodney Square, Tenth Floor, Tenth and King Streets, Wilmington, Delaware 19899 for the following purposes:

          1. To elect two Class I directors to hold office until the 2002 annual meeting of stockholders and/or until their respective successors are elected and qualified;

          2. To ratify the selection of KPMG Peat Marwick LLP ("KPMG") as the Company's independent auditors for 1999;

          3. To approve an amendment to the Company's 1996 Stock Award and Stock Option Plan; and

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 25, 1999, as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of such stockholders will be maintained at the offices of Richards, Layton & Finger, One Rodney Square, Tenth Floor, Tenth and King Streets, Wilmington, Delaware 19899, during the ten-day period prior to the date of the meeting and will be available for inspection by stockholders, for any purpose germane to the meeting, during ordinary business hours.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, THAT STOCKHOLDER MAY REVOKE A PREVIOUSLY GIVEN PROXY AND VOTE IN PERSON.

                                            By Order of the Board of Directors,

                                            SCOTT D. SILVERMAN
                                            Secretary

March 31, 1999

                         PENNCORP FINANCIAL GROUP, INC.
                C/O SOUTHWESTERN FINANCIAL SERVICES CORPORATION
                            717 NORTH HARWOOD STREET
                              DALLAS, TEXAS 75201
                                 (214) 746-7029

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of PennCorp Financial Group, Inc. (the "Company" or "PennCorp") of proxies to be used at the Annual Meeting of Stockholders to be held at the offices of Richards, Layton & Finger, One Rodney Square, Tenth Floor, Tenth and King Streets, Wilmington, Delaware 19899, on May 13, 1999 at 10:00 A.M., local time, and at any and all adjournments thereof. In addition to the solicitation of proxies by mail, directors, officers and employees of the Company may solicit proxies personally, by telephone, telefax or otherwise, without receiving additional compensation therefor. The expenses of all such solicitations, including the cost of preparing, printing and mailing this Proxy Statement, will be borne by the Company. The Company, upon request, will reimburse brokers, banks and other nominees for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of the Company's Common Stock. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders of the Company on or about March 31, 1999. The Company's 1998 Annual Report to Shareholders is being mailed to stockholders together with this Proxy Statement.

     If the enclosed proxy card is validly executed, dated and returned, it will be voted as directed by the stockholder. If no directions are given, proxies will be voted (i) FOR election as directors of all of the nominees specified herein; (ii) FOR the ratification of KPMG as the Company's auditors for 1999;
(iii) FOR the approval of the amendment to the Company's 1996 Stock Award and Stock Option Plan; and (iv) in accordance with the discretion of the named attorneys-in-fact on other matters, if any, properly brought before the meeting or any adjournment thereof. A proxy may be revoked at any time, insofar as the authority granted thereby has not been exercised at the Annual Meeting, by filing with the Secretary of the Company a written revocation or a duly executed proxy card bearing a later date. Any stockholder present at the meeting may vote personally on all matters brought before the meeting and, in that event, such stockholder's proxy will not be used at the meeting by holders of the proxy. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a previously given proxy.

     Only stockholders of record as of the close of business on March 25, 1999 (the "Record Date") are entitled to vote at the meeting. Holders of Common Stock are entitled to one vote for each share held of record. On March 25, 1999, the Company had outstanding and entitled to vote at the Annual Meeting 29,041,593 shares of Common Stock. A majority of those shares present in person or by proxy at the Annual Meeting will constitute a quorum to transact business at the meeting. All directors and executive officers of the Company are expected to vote, or cause to be voted, all shares of Common Stock over which they exercise voting control (an aggregate of 670,433 shares of Common Stock or approximately 2.3% of the outstanding shares of Common Stock on the Record Date) FOR the approval of each of the proposals being submitted at the Annual Meeting.

                          THE PENNCORP ANNUAL MEETING

GENERAL

     This Proxy Statement is being furnished to PennCorp common stockholders in connection with the solicitation of proxies by the Board of Directors of the Company (the "PennCorp Board") for use at the 1999 Annual Meeting of Stockholders. Each copy of this Proxy Statement mailed to PennCorp common stockholders is accompanied by a form of proxy for use at the Annual Meeting. The Annual Meeting is scheduled to be held on May 13, 1999, at 10:00 a.m., local time, at the offices of Richards, Layton & Finger, One Rodney Square, Tenth Floor, Tenth and King Streets, Wilmington, Delaware 19899.

PENNCORP STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO PENNCORP IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PURPOSE OF THE ANNUAL MEETING

     At the Annual Meeting, PennCorp common stockholders will be asked to consider and vote upon the following proposals and to transact such other business as may properly come before the meeting:

     Proposal No. 1 -- Election of Class I Directors. The PennCorp Board has nominated the persons named elsewhere herein to serve as Class I directors of the Company, to serve until the 2002 annual meeting of stockholders or until their earlier death, resignation or retirement. THE PENNCORP BOARD UNANIMOUSLY RECOMMENDS THAT PENNCORP STOCKHOLDERS VOTE FOR THE NOMINEES SET FORTH HEREIN. See "PROPOSAL NUMBER 1 -- Election of Class I Directors."

     Proposal No. 2 -- Ratification of Appointment of Auditors. The PennCorp Board proposes the ratification of its appointment of KPMG as the Company's independent auditors for 1999. THE PENNCORP BOARD UNANIMOUSLY RECOMMENDS THAT PENNCORP STOCKHOLDERS VOTE FOR THE RATIFICATION OF KPMG. See "PROPOSAL NUMBER 2 -- Ratification Of Appointment Of Auditors."

     Proposal No. 3 -- Amendment to the 1996 Stock Award and Stock Option
Plan. The PennCorp Board proposes amending the 1996 Stock Award and Stock Option Plan (the "Stock Plan") to increase the number of shares authorized to be issued under the Stock Plan in an amount equal to the number of stock appreciation rights previously granted to certain members of management and the Chairman of the Board and to provide that the Chairman of the Board will be eligible to receive stock options under the Stock Plan in an amount equal to the number of stock appreciation rights previously granted to him. THE PENNCORP BOARD UNANIMOUSLY RECOMMENDS THAT PENNCORP STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE STOCK PLAN. See "PROPOSAL NUMBER 3 -- Amendment To The 1996 Stock Award And Stock Option Plan."

RECORD DATE; SHARES OUTSTANDING

     The close of business on March 25, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 29,041,593 shares of Common Stock issued and outstanding and held by approximately 270 stockholders of record. All directors and executive officers of PennCorp are expected to vote, or cause to be voted, all shares of Common Stock over which they exercise voting control (an aggregate of 670,433 shares of Common Stock or approximately 2.3% of the outstanding shares of Common Stock on the Record Date) FOR the approval of each of the proposals being submitted at the Annual Meeting.

VOTING AT THE ANNUAL MEETING

     The presence, either in person or by proxy, at the Annual Meeting of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

     Approval of Proposal No. 1. (Election of Class I Directors) will be determined by plurality vote. Votes may be cast for or votes may be withheld from each nominee. Abstentions may not be specified for the election of directors. Therefore, because a single slate of director nominees is being presented, votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome. Approval of Proposal No. 2 (Ratification of Appointment of Auditors), and Proposal No. 3 (Amendment to the 1996 Stock Award and Stock Option Plan), requires the affirmative vote of at least a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote.

     At the Annual Meeting, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. An abstention with respect to any proposal will have the effect of a vote against that proposal. A "broker non-vote" will occur with respect to a given proposal when a broker holding shares of PennCorp Common Stock in street name (i.e., as nominee for the beneficial owner) returns an executed proxy (or voting directions) indicating that the broker does not have discretionary authority to vote on a proposal. Under the rules of the New York Stock Exchange (the "NYSE"), brokers who hold shares of PennCorp Common Stock as nominees will have discretionary authority to vote such shares on Proposal Number 1 (Election of Class I Directors), and Proposal Number 2 (Ratification of Appointment of Auditors), but not Proposal Number 3 (Amendment to the 1996 Stock Award and Stock Option Plan). Under Delaware law, a broker non-vote is counted as present for quorum purposes but is not considered to be entitled to vote on the specified matter. Therefore, broker non-votes generally have no effect on the outcome of a vote on a specific matter.

     Proxies will be voted as specified by PennCorp common stockholders. If a PennCorp common stockholder does not return a signed proxy, that stockholder's shares will not be voted. PennCorp common stockholders are urged to mark the appropriate boxes on the form of proxy enclosed herewith to indicate how their shares are to be voted. Each PennCorp stockholder is entitled to cast one vote per share of PennCorp Common Stock on each matter to be voted upon at the Annual Meeting. If a PennCorp stockholder returns a signed proxy, but does not indicate how such stockholder's shares are to be voted, the shares of PennCorp Common Stock represented by the proxy will be voted FOR the adoption of each proposal. The proxy also confers discretionary authority on the attorneys-in-fact named in the accompanying form of proxy to vote the shares of PennCorp Common Stock represented thereby on any other matter that may properly arise at the Annual Meeting, including consideration of a motion to adjourn or postpone the Annual Meeting to another time and/or place.

     Returning a signed proxy will not affect a PennCorp common stockholder's right to attend the Annual Meeting and vote in person. Any PennCorp stockholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) filing with the Corporate Secretary of PennCorp, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Corporate Secretary of PennCorp at or before the Annual Meeting or (iii) attending the Annual Meeting and voting in person by ballot. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

     As of the date of this Proxy Statement, the PennCorp Board does not know of any other matters to be presented for action by PennCorp stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the attorneys-in-fact named in the accompanying proxy will vote upon such matters according to their discretion and best judgment.

SOLICITATION OF PROXIES

     In addition to solicitations by mail, solicitations may also be made by personal interview, facsimile transmission, telegram and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and PennCorp will reimburse them for their customary expenses in so doing.

DISSENTERS' APPRAISAL RIGHTS

     Under Delaware law, PennCorp stockholders will not be entitled to any appraisal rights in connection with any of the matters being submitted for approval at the Annual Meeting.

                              CERTAIN TRANSACTIONS

THE PENNCORP/KNIGHTSBRIDGE RELATIONSHIP

  General

     In 1995, with the authorization of the PennCorp Board, David J. Stone and Steven W. Fickes, former executive officers of the Company, organized KB Investment Fund I, L.P., formerly named Knightsbridge Capital Fund I, L.P. (the "Knightsbridge Fund"), to raise capital, to be managed by them and to make equity and equity-linked investments in companies engaged primarily in the life insurance industry. During the second half of 1995, the PennCorp Board and Messrs. Stone and Fickes, on behalf of the Knightsbridge Fund, agreed to establish a joint venture to pursue life insurance acquisitions and investments. In September 1995, the PennCorp Board appointed a special committee of directors (the "Knightsbridge Committee"), one of the responsibilities of which was to evaluate all transactions submitted to the Company by the Knightsbridge Fund and to determine whether a particular transaction would be pursued solely by the Company (a "PennCorp Transaction"), pursued jointly with the Knightsbridge Fund (a "Shared Transaction"), or not pursued by the Company, in which case the Knightsbridge Fund would be permitted to pursue the transaction for its own account (a "Knightsbridge Transaction").

     The SW Financial Investment

     On December 14, 1995, pursuant to a Shared Transaction approved by the PennCorp Board, Southwestern Financial Corporation ("SW Financial"), a newly organized corporation formed by the Company, the Knightsbridge Fund and Messrs. Stone and Fickes, purchased (the "SW Financial Investment") Southwestern Life Insurance Company ("Southwestern Life") and Union Bankers Insurance Company ("Union Bankers") and certain related assets from I.C.H. Corporation and certain of its subsidiaries for $260,000,000.

     PennCorp and its subsidiaries invested an aggregate of $120,000,000 in cash to purchase voting common stock, nonvoting common stock, common stock warrants and preferred stock of SW Financial and preferred stock of one of SW Financial's subsidiaries. Immediately after the consummation of the SW Financial Investment, and without giving effect to the conversion of SW Financial's convertible debentures, the Company beneficially owned 75.4%, and the Knightsbridge Fund and Messrs. Stone and Fickes, collectively, beneficially owned 33.5%, of SW Financial's common stock (the "SW Financial Controlling Interest").

     The Acordia Transaction

     On September 1, 1997, a group of equity investors including the Knightsbridge Fund and Wand Partners L.L.C. ("Wand Partners"), which is controlled by Bruce W. Schnitzer, a director of the Company, through ACO Acquisition Corp., a newly formed subsidiary, acquired the insurance brokerage operations of Acordia, Inc., a subsidiary of Anthem Insurance Companies. Acordia, Inc. is an insurance broker specializing in the marketing of commercial property and casualty insurance programs and other types of insurance products.

     In connection with the Acordia transaction, certain of the Company's insurance subsidiaries purchased $25,000,000 principal amount of senior subordinated notes of ACO Acquisition Corp., and the Company purchased $20,000,000 liquidation preference of preferred stock of ACO Brokerage Holdings Corporation ("ACO"), the parent of ACO Acquisition Corp. The ACO Acquisition Corp. senior subordinated notes bear interest at the rate of 12.5% per annum, payable semiannually in cash. The terms of the senior subordinated notes were negotiated between representatives of the equity sponsor group and an unaffiliated financial institution in an arms' length transaction. The ACO preferred stock bears dividends at the rate of 17.0% per annum, which may be paid in cash, or, at the election of the issuer, in additional shares of preferred stock. The terms of the ACO preferred stock were negotiated between the Company and representatives of the equity sponsor group and bear terms that the Company believes are consistent with those that a third party investor would require for such an investment. The Company received approximately $1,100,000 in fees from ACO and ACO Acquisition Corp. for its commitment to purchase the subordinated notes and preferred stock of the Acordia companies.

     The Knightsbridge Fund invested $20,000,000 in the common stock of ACO and beneficially owned at the completion of the Acordia transaction 27.3% of its total common stock outstanding. Pursuant to the Knightsbridge Fund's limited partnership agreement, Messrs. Stone and Fickes, through KB Investment, L.L.C., formerly named Knightsbridge Capital, L.L.C. ("Knightsbridge Investment"), the general partner of the Knightsbridge Fund, contributed $200,000 to the Knightsbridge Fund's $20,000,000 investment in ACO. In addition, Messrs. Stone and Fickes, collectively, invested $5,000,000 in the common stock of ACO in satisfaction of the general partner's co-investment obligation under the Knightsbridge Fund limited partnership agreement. KB Management, L.L.C., formerly named Knightsbridge Management, L.L.C. ("Knightsbridge Management"), the manager of the Knightsbridge Fund, received transaction and commitment fees aggregating approximately $1,700,000 from ACO and ACO Acquisition Corp. in connection with the consummation of the Acordia transaction. Messrs. Stone and Fickes received aggregate commitment fees of $228,571 from ACO in connection with their co-investment in the Acordia transaction. To fund their co-investment in the Acordia transaction, Messrs. Stone and Fickes borrowed an aggregate of $5,200,000 under a bank line of credit guaranteed by the Company.

     As part of the purchase of The Fickes and Stone Knightsbridge Interests (as hereinafter defined), the Company agreed to buy, and Messrs. Stone and Fickes agreed to sell, at cost, their $5,000,000 common stock co-investment in ACO, and the Company agreed to reimburse Messrs. Stone and Fickes for their $200,000 capital contribution to the Knightsbridge Fund, together with interest thereon at the IRS's mid-term rate (at the date of acquisition) from September 1, 1997 through the date of payment. On January 5, 1998, as part of the purchase of The Fickes and Stone Knightsbridge Interests (as described below), the Company purchased the co-investment in ACO at cost, and Messrs. Stone and Fickes paid the commitment fees they received from ACO in connection with their co-investment in the Acordia transaction to the Company. Additionally the bank line of credit was repaid, and the Company's guarantee obligations extinguished.

     In September 1998, the Company sold its preferred stock position in ACO to a third party investor for $25.0 million, $21.0 million of which was received by the Company in cash at closing and $4.0 million of which was held in escrow subject to satisfaction of certain conditions. No gain or loss was reported on the ACO preferred stock sale. The Company also granted a one year option for the purchase of its common stock position in ACO to the same investor. In connection with the sale of the Company's common stock position in ACO described below, such option, as well as the Company's interest in the escrow described above, were terminated in exchange for a payment of $1.0 million from the third party investor. In December 1998, the Knightsbridge Fund, the Company, Keith A. Maib, the President and Chief Executive Officer of the Company, and Allan D. Greenberg, a director of the Company, sold their shares of ACO common stock to third party investors in exchange for $34,000,000, $8,500,000, $680,000 and $170,000, respectively. All proceeds received by the Knightsbridge Fund were distributed to the limited and general partners thereof, including the Company and Knightsbridge Investment. Knightsbridge Investment, as general partner of the Knightsbridge Fund, received a performance bonus payment of approximately $2,320,043 (net of the portion thereof paid from proceeds that the Company or Knightsbridge Investment would otherwise receive) payable out of the proceeds of such distribution.

     Acquisition of The Fickes and Stone Knightsbridge Interests

     On January 5, 1998, PennCorp acquired the interests of Messrs. Stone and Fickes in the Knightsbridge Fund, Knightsbridge Management, Knightsbridge Investment and KB Consultants L.L.C., formerly named Knightsbridge Consultants L.L.C. (the "Fickes and Stone Knightsbridge Interests"), in exchange for PennCorp's agreement to make annual cash payments ranging from $301,000 to $330,000 to each of Messrs. Stone and Fickes commencing on the date of consummation of the purchase of The Fickes and Stone Knightsbridge Interests and on each April 15 thereafter, commencing April 15, 1998 and ending on April 15, 2001 and to deliver to each of Messrs. Stone and Fickes on April 15, 2001, 173,160 shares of PennCorp Common Stock (subject to adjustment for stock splits, reverse stock splits and similar transactions). In addition, Messrs. Stone and Fickes (i) retained their right to receive, under the circumstances specified in the Knightsbridge Fund's limited partnership agreement, their portion of the general partner's 20% share of the profits earned by the limited partners of the Knightsbridge Fund on the fund's $23,000,000 investment in

SW Financial and on the Knightsbridge Fund's $1,000,000 investment in Portsmouth Financial Group, Inc. ("Portsmouth"), which owns a viatical settlement company and which is currently the Knightsbridge Fund's only other investment, (ii) withdrew the balance in their capital accounts in Knightsbridge Management as of December 31, 1995 and, in addition, received in cash approximately $135,000 in the aggregate, which equalled their share of Knightsbridge Management's net distributable income from January 1, 1996 through April 15, 1996 and (iii) retained their common equity interests in Portsmouth, which were originally purchased for approximately $2,150,000 as part of their co-investment requirement as members of the general partner of the Knightsbridge Fund. To date, SW Financial has made a preferred equity aggregate investment of $6,656,000 in Portsmouth.

     In May 1998, the Delaware Chancery Court awarded a $7.4 million (plus pre- and post-judgment interest) judgment against Mr. Stone, his spouse and DJS Securities Limited (a company wholly owned by Mr. and Mrs. Stone) in a lawsuit by former business partners seeking an accounting and a declaratory judgment. While the lawsuit against Mr. and Mrs. Stone does not involve the Company, they have pledged 1,127,285 shares of the Company's Common Stock to secure letters of credit issued by financial institutions to support an appeal bond in this case. At Mr. Stone's request, the Company has accelerated the delivery of the 173,160 shares of Common Stock due to Mr. Stone in consideration for the sale of his interest in the Knightsbridge entities to facilitate Mr. Stone's pledge. In addition, the Company has waived certain non-competition restrictions affecting 112,675 shares of Common Stock owned by Mr. Stone to enable him to meet his pledge obligations. In exchange for these accommodations, Mr. Stone will not receive the annual cash payment of $330,000 relating to the sale of his interest in the Knightsbridge entities, unless the related shares are released from the pledge and delivered to the Company to secure the non-competition obligation. On August 18, 1998, Mr. Stone advised the Company that due to the decline in the market value of his shares of Common Stock and his inability to provide additional collateral in his margin account, one of the financial institutions has foreclosed on a portion of the pledged stock.

     Acquisition of the SW Financial Controlling Interest

     On January 2, 1998, the Company purchased the SW Financial Controlling Interest, Messrs. Stone and Fickes cancelled their SW Financial common stock warrants for no consideration and the Company acquired the SW Financial Controlling Interest from the Knightsbridge Fund and Messrs. Stone and Fickes for approximately $73,777,000 in cash (not including expenses) (the "Base Purchase Price").

     Messrs. Stone and Fickes shared $20,369,000 (or approximately 27.6%) of the Base Purchase Price. Of their $20,369,000 portion of the Base Purchase Price, approximately $12,880,000 was paid to them by the Company in respect of their $7,000,000 personal investment in SW Financial and approximately $7,489,000 was paid to them by the Knightsbridge Fund in accordance with its agreement of limited partnership. From these amounts, Messrs. Stone and Fickes paid Mr. Greenberg $728,765.

INDEBTEDNESS OF EXECUTIVE OFFICERS

     On September 8, 1997, the Company loaned each of Messrs. James P. McDermott and Scott D. Silverman, executive officers of the Company, $310,380, to finance their purchase of 10,000 shares each of the Company's Common Stock, and Messrs. Charles H. Lubochinski and Michael J. Prager, former executive officers of the Company, $163,630 and $310,380, respectively, to finance their purchases of 5,000 and 10,000 shares, respectively, of the Company's Common Stock. Each of the above loans is due and payable (absent the earlier occurrence of certain specified contingencies) on September 8, 2002, bears interest at the rate of 6.23% per annum and is secured by a pledge of the shares of Common Stock purchased with the loan proceeds. These loans were made on a non-recourse basis. As of March 31, 1999, Messrs. McDermott, Silverman and Prager owed $340,524 in unpaid principal and accrued interest. Mr. Lubochinski surrendered his shares of Common Stock acquired with such loans to the Company in repayment of his loan. At the time of such surrender, the fair market value of Mr. Lubochinski's 5,000 shares was $5,000.

     On July 9, 1998, the Company advanced Mr. Keith A. Maib, the current President and Chief Executive Officer of the Company, $100,000 against the guaranteed portion of his annual incentive bonus. See

"EXECUTIVE COMPENSATION -- Employment Agreements." The purpose of this advance was to assist Mr. Maib in his relocation from Indianapolis, Indiana to Dallas, Texas. This advance was repaid on March 16, 1999.

     On September 30, 1997, the Company loaned Mr. Silverman $100,000. The loan bears interest at the rate of 6.34% per annum, is due and payable on September 30, 2002, and is secured by a second mortgage on Mr. Silverman's residence. As of March 31, 1999, the outstanding principal and accrued interest on Mr. Silverman's loan was $109,501. On January 27, 1995, the Company loaned $30,000 to Mr. McDermott, which loan bears interest at the rate of 7.2% per annum and is due and payable on demand. As of March 31, 1999, the outstanding principal and accrued interest on Mr. McDermott's loan was $39,019. These loans were made as part of the relocations of Messrs. Silverman and McDermott.

     On March 5, 1998, Knightsbridge Management loaned each of Messrs. McDermott, Silverman, Prager and Lubochinski $146,250 to be used to pay tax obligations on stock awards made to each of them on October 31, 1997. These loans bear interest at a rate of 5.39% per annum and are due and payable on March 5, 2001, with interest payable in arrears starting on March 5, 1999. The unpaid principal and accrued interest as of March 31, 1999 was $154,694 for Messrs. McDermott, Silverman and Prager. Pursuant to his severance agreement, Mr. Lubochinski's outstanding loan was forgiven on December 31, 1998, the date of his termination. The total amount forgiven was $275,994.34, which included accrued interest as of December 31, 1998, and cash payments made to cover tax liabilities.

     The largest aggregate amount outstanding at any time through March 31, 1999 with respect to the loans set forth above for Mr. McDermott was $534,237; Mr. Lubochinski was $332,759; Mr. Silverman was $604,720 and Mr. Prager was $488,507.

     Messrs. McDermott's and Silverman's employment agreements provide that if the executives are employed at the end of the term of the employment agreement, or upon the termination of the executive by the Company without Cause (as defined therein) or by the executive for Good Reason (as defined therein), the outstanding principal and accrued interest under the foregoing loans will be forgiven and shall be "grossed-up" to cover tax obligations. See "EXECUTIVE COMPENSATION -- Employment Agreements."

INTERESTS OF CERTAIN DIRECTORS

     Bruce W. Schnitzer, a director of the Company, is a managing member of Wand Partners, and an owner of Wand Partners Inc., a private investment firm. Two limited partnerships controlled by Wand Partners and Wand (Acordia) Partners L.L.C. invested an aggregate of $28,000,000 in the common stock of ACO as part of the Acordia transaction. Wand Partners Inc. received aggregate commitment and financial advisory fees of approximately $2,000,000 from ACO in connection with that transaction. In addition, the Company is a limited partner in a partnership controlled by Wand Partners (the "Wand Fund"), and invested (through one of its subsidiaries) $2,000,000 in ACO through the Wand Fund. The general partner of the Wand Fund is entitled to receive 20% of the profits earned by its limited partners, including the Company, on their investment in ACO, after they have been repaid their capital contributions to the partnership, assuming a 9% preferred rate of return has been achieved on their capital. Pursuant to a "promote" agreement between Messrs. Stone and Fickes and Wand Partners, which was assumed by the Company, Wand Partners received a performance bonus payment of $280,000 upon the sale by the Company of its ACO common stock.

     In 1998 the Company invested a total of $784,296 in transactions sponsored by Wand Partners. The Company has committed to invest up to an additional $11,393,000 in future transactions sponsored by the Wand Fund. In addition, as of December 31, 1998, the Company has invested approximately $12,641,261 in limited partnership interests in limited partnerships affiliated with Wand Partners. The Company paid fees of approximately $434,524 to Wand Partners and related entities for the period from January 1, 1998 through December 31, 1998.

     On December 31, 1998, the Company entered into a definitive agreement to sell its career sales division and related assets to Universal American Financial Corp. ("Universal American"). The purchase price of $175.0 million consists of $136.0 million in cash and $39.0 million in initial principal amount of subordinated notes of Universal American. Bruce W. Schnitzer (through the Wand Fund) and Allan D. Greenberg, directors of the Company, are minority shareholders of Universal American. Mr. Schnitzer did not participate in the meeting of the Company's Board of Directors at which the Board of Directors authorized the Company to enter into the definitive purchase and sale agreement relating to its career sales division.

     Maurice W. Slayton served as the President, Chief Executive Officer and a Director of Conning & Company ("Conning") and President of Conning Corporation, the parent of Conning during 1998. Conning provides portfolio management and related services for a portion of the investment assets of the Company's insurance subsidiaries. In 1998, Conning earned aggregate fees, including reimbursement of actual out-of-pocket expenses, in the approximate amount of $718,042 for investment management services. Mr. Slayton retired as President and Chief Executive Officer of Conning on February 12, 1998 and resigned from the PennCorp Board on March 24, 1999.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

1998 SENIOR EXECUTIVE COMPENSATION

  CURRENT EXECUTIVE OFFICERS

     Each of Messrs. Maib, McDermott and Silverman were compensated pursuant to the terms of their employment agreements.

     Base Salary. Effective as of July 1, 1998, Mr. Maib and effective as of May 22, 1998 Messrs. McDermott and Silverman began receiving annual base salaries of $400,000. Mr. Maib's base salary was increased to $500,000 effective September 1, 1998 in connection with his promotion to President and Chief Executive Officer. The base salary amounts were negotiated with the senior executives and were not based on or compared to executive compensation at peer group companies. The Compensation Committee determined that it was essential to retain each of these executives in their respective areas of specialty, given their knowledge, experience and respective talents, in order to assist in stabilizing the Company, which, at that time was in turmoil due to, among other things, decline in investor confidence, difficulties in disposing of its Career Sales Division, employee morale issues, and regulatory and rating agency issues.

     Annual Bonus Opportunity. Under the terms of their employment agreements, Messrs. Maib, McDermott and Silverman, while employed by the Company, participate in a three tier incentive bonus program in which each participant has the opportunity to earn up to $600,000 in incentive bonus payments. Tier
1 -- Each executive receives a guaranteed minimum bonus of $200,000. Tier
2 -- Each may receive an additional bonus of up to $200,000 based on the achievement of pre-determined performance goals. Tier 3 -- Each may receive an additional bonus of up to $200,000 based on the achievement of pre-determined performance goals. The Compensation Committee sets, monitors and awards bonuses pursuant to established Tier 2 and Tier 3 goals for the three senior executives. The goals for each of the three senior executives required the completion of tasks addressing parent company liquidity, problem products at certain of the life companies, insurance regulatory issues, actuarial issues, reinsurance issues, governance and employee retention issues, financial reporting matters, cost reduction, and year 2000 compliance. Given the need to stabilize the Company and immediately focus the executives on the significant issues listed in the previous sentence, none of the goals were directly related to the financial results of the Company. The Tier 3 goals were distinguished from the Tier 2 goals based on the extent of progress made in each of these areas. The Tier 3 bonus could not be paid unless the Tier 2 goals are achieved. All goals enumerated in each of Tier 2 and Tier 3 were required to be met in order for the respective payment to be made under each Tier, although the Compensation Committee could, in its discretion, award partial payments of the target bonus amounts. Based on 1998 performance, Messrs. Maib, McDermott and Silverman were awarded incentive bonuses of $600,000, $500,000, and $550,000 respectively.

     Phantom Option Awards. In connection with their employment agreements, each of Messrs. Maib, McDermott and Silverman received a phantom stock award in the amount of 600,000, 450,000 and 450,000 shares respectively, the value of which is determined by the increase in fair market value of PennCorp common stock above $3.88 (the fair market value of PennCorp common stock on the date of grant plus 15%). The payout of such increase in fair market value, if any, is in shares of PennCorp common stock or cash (at the election of the executive) generally at the end of the employment agreement term (May 21, 2000) with accelerated payouts for corporate transactions (i.e., change of control) and, at the executive's option, for terminations without cause or for good reason (as such terms are defined in the employment agreements). No additional equity awards were granted to these three executives in 1998 other than warrant awards to Mr. McDermott and Mr. Silverman of 25,000 shares each, which grants preceded the effectuation of their employment agreements. Phantom shares were awarded in light of the lack of available stock options that could be granted under the Company's 1996 Stock Award and Stock Option Plan at that time. The Compensation Committee and the Company's Board of Directors have granted the three executives stock options under the 1996 Stock Award and Stock Option Plan of 600,000, 450,000 and 450,000 for Messrs. Maib, McDermott and Silverman, respectively at an exercise price of $3.88 per share (the same price as the base price of the phantom stock awards) in exchange for the cancellation of the existing phantom stock award, contingent upon shareholder approval of the Amendment to the Stock Plan. The Committee views this exchange as beneficial to the Company since it avoids certain affects on the Company's results of operations and cash flows resulting from the phantom stock awards. See Proposal Number 3 contained in this proxy statement.

     Compensation Philosophy. As stated above, the Compensation Committee determined it in the best interest of the Company to establish the base salary, incentive bonus compensation and phantom awards components to Messrs. Maib, McDermott and Silverman given the turmoil that existed at the Company and the importance of retaining these individuals. The Committee believes that the phantom award component is essential in order to align executive compensation with the interests of stockholders and to provide the opportunity to the executives who are most able to affect changes in shareholder value to earn significant compensation if significant value is created for stockholders. The Committee believes that the structure of the incentive bonus program for 1998 was essential and highly effective in incentivizing the senior executives to resolve critical and significant issues facing the Company in 1998.

     Section 162(m). It is the Company's policy to take all reasonable steps to obtain the maximum deduction available for compensation paid to its executives.

     Report on Repricing.

                         10-YEAR OPTION/SAR REPRICINGS

                                       NUMBER OF
                                 SECURITIES UNDERLYING     MARKET PRICE      EXERCISE PRICE              LENGTH OF ORIGINAL
                                     OPTIONS/SARS           OF STOCK AT        AT TIME OF       NEW         OPTION TERM
                                      REPRICED OR        TIME OF REPRICING    REPRICING OR    EXERCISE      REMAINING AT
                                        AMENDED            OR AMENDMENT        AMENDMENT       PRICE     DATE OF REPRICING
                                          (#)                   ($)               ($)           ($)         OR AMENDMENT
                                 ---------------------   -----------------   --------------   --------   ------------------
Keith A. Maib..................         600,000                 (1)               (1)           (1)             (1)
  President and Chief Executive
  Officer
James P. McDermott.............         450,000                 (1)               (1)           (1)             (1)
  Executive Vice President and
  Chief Financial Officer
Scott D. Silverman.............         450,000                 (1)               (1)           (1)             (1)
  Executive Vice President,
  Chief Administrative Officer,
  General Counsel and Secretary

---------------

(1) In connection with their employment agreements, each of Messrs. Maib, McDermott and Silverman received a phantom stock award in the amount of 600,000, 450,000 and 450,000, respectively. The employment agreements provide that the executives will be entitled to receive the fair market value of the Company's Common Stock over the "Fair Market Value" as of the date of the execution of the agreements. The employment agreements define "Fair Market Value" as the price for a share of Common Stock paid by Securitas Capital, LLC and Risk Capital Reinsurance in a then-pending private placement, or if that placement was not consummated, the price agreed upon by the Company and each executive. The private placement was not consummated and the parties subsequently agreed on September 9, 1998, to a Fair Market Value of $3.88, which was 115% of the closing price of the Common Stock on such date. On July 23, 1998, the date of the execution of such employment agreements, the closing price of the Common Stock on the NYSE was $12.9375.

  FORMER EXECUTIVE OFFICERS

     Mr. Stone served as Chairman of the Board and Chief Executive Officer of the Company until August 21, 1998. Mr. Fickes served as President and Chief Financial Officer until June 11, 1998.

Mr. Lubochinski served as Senior Vice President -- Tax until December 31, 1998. Mr. Prager served as Senior Vice President and Senior Financial Officer until July 29, 1998. In 1998, Messrs. Stone and Fickes were compensated pursuant to the terms of their employment agreements. Pursuant to their employment agreement, Messrs. Stone and Fickes were entitled to annual incentive bonuses of $800,000 to the extent the Company met certain performance goals. In 1998, the Company did not meet such performance goals and, therefore, Messrs. Stone and Fickes did not receive an annual incentive bonus. Messrs. Lubochinski and Prager received severance payments in connection with their terminations pursuant to the terms of their respective employment retention agreements.

Compensation Committee:

Kenneth Roman, Chairman
Allan D. Greenberg
Thomas A. Player
David C. Smith

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     At the beginning of 1998, the Compensation Committee consisted of Messrs. Greenberg, Roman and Schnitzer. On April 16, 1998, Mr. Schnitzer resigned from the Compensation Committee and Messrs. Player and Smith were elected to the Compensation Committee. Mr. Greenberg formerly owned a 5% interest in Knightsbridge Investment. Messrs. Stone and Fickes purchased Mr. Greenberg's interest in Knightsbridge Investment in connection with the restructuring of the relationships between the Company and the Knightsbridge Fund.

     Bruce W. Schnitzer, a director of the Company, is a managing member of Wand Partners and an owner of Wand Partners Inc., a private investment firm. Two limited partnerships controlled by Wand Partners and Wand (Acordia) Partners L.L.C. invested an aggregate of $28,000,000 in the common stock of ACO as part of the Acordia transaction. Wand Partners Inc. received aggregate commitment and financial advisory fees of approximately $2,000,000 from ACO in connection with that transaction. In addition, the Company is a limited partner in the Wand Fund, and invested (through one of its subsidiaries) $2,000,000 in ACO through the Wand Fund. The general partner of the Wand Fund is entitled to receive 20% of the profits earned by its limited partners, including the Company, on their investment in ACO, after they have been repaid their capital contributions to the partnership, assuming a 9% preferred rate of return has been achieved on their capital. For further information regarding the Acordia Transaction, see "CERTAIN TRANSACTIONS -- The PennCorp/Knightsbridge Relationship -- The Acordia Transaction."

     In 1998 the Company invested a total of $784,296 in transactions sponsored by Wand Partners. The Company has committed to invest up to an additional $11,393,000 in future transactions sponsored by the Wand Fund. In addition, as of December 31, 1998, the Company invested approximately $12,641,261 in limited partnership interests in limited partnerships affiliated with Wand Partners. The Company paid fees of approximately $434,524 to Wand Partners and related entities for the period from January 1, 1998 through December 31, 1998.

                            STOCK PERFORMANCE GRAPH

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                    S&P 500           S&P LIFE          PENNCORP
12/31/93                                                    100.00            100.00            100.00
12/31/94                                                    101.36             83.01             67.05
12/31/95                                                    139.31            118.88            151.10
12/31/96                                                    171.21            145.33            185.52
12/31/97                                                    228.26            185.02            184.99
12/31/98                                                    293.36            192.38              5.21

     The above graph compares the performance of the Company's Common Stock with that of the S&P 500 Composite Index and the S&P Life Insurance Index over a measurement period beginning on December 31, 1993. Total stockholder return is calculated using the change in the stock price or index levels from the beginning of the measurement period, adjusted for the reinvestment of dividends on a quarterly basis. The comparison of total return on investment assumes that $100 was invested on December 31, 1993 in each of the Company, the S&P 500 Composite Index, and the S&P Life Insurance Index, with the latter two investments weighted on the basis of market capitalization.

                             EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years ended December 31, 1996, 1997 and 1998, the compensation earned by the Company's current Chief Executive Officer, the Company's former Chief Executive Officer, the two other most highly compensated executive officers of the Company (comprising all of the Company's current executive officers), one former executive officer of the Company that was an executive officer of the Company as of December 31, 1998 and two other former executive officers of the Company that were not executive officers of the Company as of December 31, 1998 (collectively, the "Named Executive Officers") for those years.

                                                                                     LONG-TERM COMPENSATION
                               ANNUAL COMPENSATION                               ------------------------------
                            --------------------------           OTHER            RESTRICTED      SECURITIES       ALL OTHER
    NAME AND PRINCIPAL             SALARY      BONUS            ANNUAL              STOCK         UNDERLYING      COMPENSATION
         POSITION           YEAR     ($)      ($)(6)      COMPENSATION($)(7)     AWARDS($)(8)   OPTIONS/SARS(#)      ($)(9)
    ------------------      ----   -------   ---------   ---------------------   ------------   ---------------   ------------
Keith A. Maib --            1998   235,641     600,000               --                  --         600,000          268,426
  President and Chief       1997        --          --               --                  --              --               --
  Executive Officer(1)      1996        --          --               --                  --              --               --
David J. Stone --           1998   800,000          --           80,315                  --          75,000           17,388
  Former Chairman of the    1997   750,000          --           60,168             908,418         225,000           11,869
  Board and Chief           1996   687,495     860,000               --                  --         559,000           11,869
  Executive Officer(2)
James P. McDermott --       1998   337,083     677,000               --                  --         475,817           17,388
  Executive Vice President  1997   225,000      18,750               --              46,601          10,000           11,869
  and Chief Financial       1996   187,500     150,000               --                  --          50,000           11,869
  Officer
Scott D. Silverman --       1998   337,821     727,000               --                  --         475,000           17,388
  Executive Vice
    President,              1997   225,000      18,750               --              42,150          10,000           66,120
  Chief Administrative      1996   187,500     150,000               --                  --          50,000           55,725
  Officer, General Counsel
  and Secretary
Charles H. Lubochinski --   1998   225,000     295,750               --                  --          10,000        1,382,757
  Former Senior Vice        1997   225,000      18,750               --              45,602          10,000           11,869
  President -- Tax(3)       1996   187,500     150,000               --                  --          50,000           11,869
Steven W. Fickes --         1998   366,667          --               --                  --          75,000        2,572,591
  Former President and      1997   750,000          --               --           1,159,645         285,000           11,869
  Chief Financial Officer(4)1996   687,495     860,000               --                  --         559,000           11,869
Michael J. Prager --        1998   182,917     177,000               --                  --          22,500          672,177
  Former Senior Vice        1997   225,000      18,750               --              83,882          10,000           11,869
  President and Senior      1996   187,500     150,000               --                  --          50,000           11,869
  Financial Officer(5)

---------------

(1) Mr. Maib was appointed President and Chief Executive Officer of the Company on August 21, 1998.

(2) Mr. Stone resigned as Chairman of the Board and Chief Executive Officer of the Company on August 21, 1998, but continues to receive compensation pursuant to his Employment Agreement. See "-- Employment Agreements."

(3) Mr. Lubochinski was terminated on December 31, 1998, as a result of the elimination of his position.

(4) Mr. Fickes resigned as President and Chief Financial Officer of the Company on June 11, 1998.

(5) Mr. Prager was terminated on July 29, 1998, as a result of the elimination of his position.

(6) The amounts reflected for 1998 include bonuses of $100,000 and $77,000 paid to Messrs. McDermott, Silverman, Lubochinski and Prager in connection with their assistance in the Knightsbridge and Acordia transactions. See "CERTAIN TRANSACTIONS -- The PennCorp/Knightsbridge Relationship."

(7) The amount reflected for 1997 includes reimbursement of $45,225 for automobile and driver and $14,943 for personal financial and tax counseling services paid under the terms of Mr. Stone's Employment Agreement, and the amount reflected for 1998 represents payment for automobile and driver paid under the terms of Mr. Stone's Employment Agreement.

(8) Represents the value of restricted stock awards granted based on the closing price of the Company's Common Stock on the date of grant, as reported by the New York Stock Exchange. Amounts reflected do not include dividends on prior restricted stock award grants paid in additional shares of restricted stock.

(9) For 1996 and 1997, includes matching and profit sharing contributions made to each Named Executive Officer (other than Mr. Maib) pursuant to the Company's 401(k) retirement and profit sharing plan of $4,750 and $7,119 (other than for Mr. Silverman who received a matching contribution of $2,816 and a profit sharing contribution of $7,119 in each such year). For 1998, includes matching and profit sharing contributions made to each Named Executive Officer (other than Mr. Maib) pursuant to the Company's 401(k) retirement and profit sharing plan of $9,750 and $7,638. In the case of Mr. Maib, the amount reflected for 1998 consists of the reimbursement of relocation expenses of $268,426.12 and does not include a $100,000 advance made to Mr. Maib in connection with his relocation, which was repaid on March 16, 1999. See "CERTAIN TRANSACTIONS -- Indebtedness of Executive Officers." In the case of Mr. Silverman, the amount reflected for 1997 also includes reimbursement of relocation expenses of $56,185. In the case of Mr. Lubochinski, the amount reflected for 1998 also includes a severance payment of $1,078,125, a vacation payment of $11,249.68 and the loan discharge of $275,994.34 (including cash to cover tax liabilities). In the case of Mr. Fickes, the amount reflected for 1998 also includes a severance payment of $2,548,536.05 and a vacation payment of $66,666.67. In the case of Mr. Prager, the amount reflected for 1998 also includes a severance payment of $1,309,578.66, of which $654,789.33 will be paid on March 31, 1999.

     The following table shows options, stock appreciation rights and warrants granted to the Named Executive Officers during the fiscal year ended December 31, 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                                   ----------------------------------------------------------
                                    NUMBER OF
                                    SECURITIES      % OF TOTAL
                                    UNDERLYING     OPTIONS/SARS
                                   OPTIONS/SARS      GRANTED       EXERCISE/BASE                  GRANT DATE
                                     GRANTED       TO EMPLOYEES        PRICE       EXPIRATION    PRESENT VALUE
              NAME                     (#)        IN FISCAL YEAR      ($/SH)          DATE         ($)(4)(5)
              ----                 ------------   --------------   -------------   ----------    -------------
Keith A. Maib....................    600,000(1)        38.71           3.8800        5/22/00       1,122,000
David J. Stone...................     75,000(2)        16.64          27.8125        1/31/00       1,005,255
James P. McDermott...............    450,000(1)        29.03           3.8800        5/22/00         841,500
                                         817(2)         0.18          32.2500        4/15/99          13,543
                                      25,000(3)        15.63          27.8125        1/31/00         335,085
Scott D. Silverman...............    450,000(1)        29.03           3.8800        5/22/00         841,500
                                      25,000(3)        15.63          27.8125        1/31/00         335,085
Charles H. Lubochinski...........     10,000(3)         6.25          27.8125             --(6)      134,034
Steven W. Fickes.................     75,000(2)        16.64          27.8125             --(6)    1,005,255
Michael J. Prager................      2,500(2)         0.55            32.25             --(6)       41,442
                                      20,000(3)        12.50          27.8125             --(6)      268,068

---------------

(1) Represents stock appreciation rights received under employment agreements. See "EXECUTIVE COMPENSATION -- Employment Agreements."

(2) Represents option grants under the Stock Plan.

(3) Represents warrants to purchase shares of the Company's Common Stock under the Company's 1992 Senior Management Warrant Program (the "Warrant Plan").

(4) Based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Assumptions used in calculating grant date present value under the Black-Scholes model include stock price volatility at grant date, risk-free rate of return at grant date, annual dividend yield at grant date, option term from grant date and closing stock price at grant date. See Note 5 below.

(5) The following assumptions were used to calculate the Grant Date Present Value using the Black-Scholes option pricing model: stock price volatility at grant date of 0.83%; risk-free rate of return at grant date of 6.06%; weighted average annual dividend yield of 0%; and weighted average term of
    1.90 years from grant date.

(6) In connection with their terminations, all options granted in 1998 held by Messrs. Lubochinski, Fickes and Prager were cancelled.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END/SAR OPTION VALUES

     No options were exercised by the Named Executive Officers during the year ended December 31, 1998.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               SHARES                      OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                              ACQUIRED      VALUE            YEAR-END (#)             FISCAL YEAR-END ($)(2)
                             ON EXERCISE   REALIZED   ---------------------------   ---------------------------
                                 (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                             -----------   --------   -----------   -------------   -----------   -------------
Keith A. Maib..............      --           --             --        600,000          --             --
David J. Stone.............      --           --        504,500        354,500          --             --
James P. McDermott.........      --           --         35,815        500,002          --             --
Scott D. Silverman.........      --           --         34,998        500,002          --             --
Charles H.
  Lubochinski(1)...........      --           --         70,000             --          --             --
Steven W. Fickes(1)........      --           --        559,000             --          --             --
Michael J. Prager(1).......      --           --             --             --          --             --

---------------

(1) In connection with their terminations, all unexercisable options held by Messrs. Lubochinski, Fickes and Prager were cancelled and all exercisable options held by Messrs. Lubochinski, Fickes and Prager expired 90 days following their termination, except for options to purchase 559,000 shares granted to Mr. Fickes pursuant to his employment agreement.

(2) Based on the closing price of the Common Stock of $1.00 per share on December 31, 1998, as reported by the NYSE.

EMPLOYMENT AGREEMENTS

     In June 1996, but effective as of April 15, 1996, Mr. Stone entered into a five-year employment agreement with the Company. This agreement reflects a three-part compensation program:

     Base Salary -- $750,000 per year (subject to annual review for possible increase) (which was increased to $800,000 per year effective January 1, 1998)

     Annual Incentive Bonus -- Base minimum annual target bonus opportunity of $800,000 per year if the Company meets or exceeds pre-established performance goals

     Initial Stock Option Awards --

          (i) 250,000 options with an exercise price of $28.875 per share;

          (ii) 103,000 options with an exercise price of $31.762 per share;

          (iii) 103,000 options with an exercise price of $34.939 per share; and

          (iv) 103,000 options with an exercise price of $38.404 per share.

All the initial options granted in accordance with the employment agreement will vest and become exercisable, except as otherwise described in this paragraph, in four equal installments on each April 15, commencing April 15, 1997, and will expire on April 15, 2001. In the event of the death or disability (as defined) of the executive, all unexercisable options immediately will vest and become exercisable and all the vested and unexercisable options held by the executive on the date of death or termination of employment will remain exercisable until the end of the option term or the end of the one-year period following such death or the termination of employment, whichever is earlier. In the event of the termination of the executive's employment by the Company without "cause," by the executive for "good reason" or by the Company or the executive following a "change of control" (in each case, as defined), all unexercisable options immediately will vest and become exercisable and all vested and unexercisable options held by the executive on the date of the termination of employment will remain exercisable until the end of the option term. In the event of the termination of employment by the Company for "cause," the executive will forfeit all previously unexercised and unexercisable stock options granted pursuant to the employment agreement. In the event of a termination of employment by the executive other than for "good reason," all vested and exercisable options held by the executive on the date of such termination of employment will remain exercisable until the earlier of the end of the option term or the end of the six-month period following the termination of employment. The foregoing discussion addresses the consequences of termination of employment with respect only to the options initially granted under the employment agreement.

     The employment agreement for Mr. Stone also provides that if employment is terminated due to death, the executive's estate will receive any annual salary or similar amounts (but not bonus) earned but not paid prior to the date of death, plus any additional death benefits provided under the Company's other benefit plans and programs. In the event of the termination of employment due to disability, in addition to any other benefits provided under the Company's otherwise applicable plans and programs and the right to continue to participate in the Company's employee benefit plans until reaching age 65, the executive will receive (i) any salary or similar amounts (not bonus) earned but not paid prior to the date of termination of employment, plus (ii) in periodic installments until the last day of the month in which the employee reaches age 65, an annual amount equal to 60% of the executive's base salary in effect on the date of the termination of employment, less the amount of any disability benefits (other than those attributable to the executive's contributions) provided under the Company's disability plan, plus (iii) a pro rated bonus for the year in which termination of employment occurs based on an amount equal to the product of the average percentage of the executive's base salary paid to the executive as an incentive bonus for the two calendar years immediately preceding the termination of employment. In the event of termination of employment without cause or for good reason, in addition to continuing to participate in the employee benefit plans of the Company until the earlier of the end of the period for which payments are made under the agreement or the date the executive receives equivalent coverage and benefits from a subsequent employer, the executive will receive (i) any salary or similar amounts (but not bonus) earned but not paid prior to the date of termination of employment, plus (ii) a lump sum payment equal to the executive's base salary, at the annualized rate in effect on the date of termination of employment, for the longer of the end of the term of the employment agreement or 24 months (unless termination of employment follows a change in control, such amount to be discounted using a discount rate based on the applicable long-term federal rate published by the Internal Revenue Service (the "IRS") for the month in which termination of employment occurs), plus (iii) an amount equal to the same percentage of the executive's base salary as the average of the annual incentive bonuses paid to the executive for the two calendar years immediately preceding the date of termination of employment was as a percentage of base salary in each such year. In the event of a termination of employment following a change of control, the executive will receive the same benefits as for termination without cause, or if the executive resigns without good reason, the executive will be entitled to receive only base salary and similar amounts (but not bonus) earned but not paid prior to the termination of employment.

     The employment agreement also provides that Mr. Stone will not engage in any "competitive activity" (as defined) during the term of the agreements or, in the event of a voluntary termination of employment by the executive, for a six-month period following the termination of employment. In addition, during the term of the agreements or, in the event of a voluntary termination of employment by the executive, for a one-year period following the termination of employment, the executive will not, directly or indirectly, solicit, negotiate with or enter into discussions with the shareholders or representatives of any business with which the Company has engaged in discussions to acquire, merge, or enter into a joint venture during the 12-month period immediately preceding the date of the termination of employment. Moreover, the executive will agree not to solicit (i) the Company's employees for 18 months following the termination of employment and (ii) the Company's agents, brokers or policyholders for 36 months following the termination of employment.

     Following the approval by the Company's shareholders of the purchase by the Company of The Fickes and Stone Knightsbridge Interests and the SW Financial Controlling Interest, Mr. Stone amended his employment agreement to provide that he will not directly or indirectly engage in any Fund Competitive Activity (as that term is defined in amendment number 2 to the employment agreement) during
(i) the term of employment, (ii) in the event of a voluntary termination of employment prior to the date on which the aggregate Investments (as defined in the Knightsbridge Fund Partnership Agreement) made by the Knightsbridge Fund in Portfolio Companies (as defined in the Knightsbridge Fund Partnership Agreement) equals or exceeds $92 million (the "Fully Invested Date"), the one-year period following the date of his termination of employment, or (iii) in the event of a voluntary termination of employment on or after the

Fully Invested Date, the nine-month period following the Fully Invested Date or the six-month period following the date of the executive's termination of employment, whichever is longer.

     On August 21, 1998, Mr. Stone further amended his employment agreement to, among other things, provide that Mr. Stone may establish an investment fund, provided that such activity does not interfere with or impair (i) the performance of his duties with respect to the Company or (ii) the operation of the Knightsbridge fund; provided, however, that while Mr. Stone is employed by the Company he cannot engage in such activities without the consent of the Company.

     In June 1996, the Company entered into an Executive Employment Agreement with Mr. Fickes. Under the terms of the agreement, as a result of Mr. Fickes's resignation on June 11, 1998, Mr. Fickes received cash in the amount of $2,548,536.05.

     In November 1997, the Company entered into an Executive Retention Agreement with Messrs. Lubochinski and Prager. Pursuant to the terms of the Executive Retention Agreements, as a result of their terminations, Messrs. Lubochinski and Prager received cash in the amount of $1,078,125 and $654,789.33, respectively. Mr. Prager will be entitled to an additional payment of $654,789.33 on March 31, 1999.

     On May 22, 1998, Messrs. McDermott and Silverman entered into employment agreements with the Company. On July 1, 1998, Mr. Maib entered into an employment agreement with the Company. The employment terms under such agreements generally expire on May 21, 2000.

     Under the terms of the employment agreements, Messrs. Maib, McDermott and Silverman are entitled to receive annual base salaries of $400,000 (Mr. Maib's base salary was increased to $500,000 effective September 1, 1998 in connection with his promotion to President and Chief Executive Officer), with automatic increases beginning on December 1, 1999 based on increases in the consumer price index. Additionally, under the terms of their employment agreements, Messrs. Maib, McDermott and Silverman participate in a three tier annual incentive bonus program in which each participant has the opportunity to earn up to $600,000 in incentive bonus payments. Under tier 1 of such program, each executive receives a guaranteed minimum bonus of $200,000. Under tiers 2 and 3 of such program, each executive may receive two additional bonuses of $200,000 based on the achievement of pre-determined performance goals. Additionally, under the employment agreements, Messrs. Maib, McDermott and Silverman each received phantom stock awards in the amount of 600,000, 450,000 and 450,000 shares, respectively, that entitles each executive to receive the fair market value of the Company's Common Stock above $3.88. The payout of such increase in fair market value, if any, is in shares of the Company's Common Stock or cash (at the election of the executive). In the case of Messrs. Silverman and McDermott, the employment agreements further provide that if the executives are employed by the Company at the end of the term of the agreement, or upon the termination of the executive by the Company without Cause or by the executive for Good Reason, the outstanding principal and accrued interest under certain loans made by the Company to such executives will be forgiven. See "CERTAIN
TRANSACTIONS -- Indebtedness of Executive Officers." Also, at the end of the term of the agreement, if the executive has not terminated his employment, or the executive has been terminated other than a termination by the executive without Good Reason or by the Company without Cause, then the executive will be entitled to the severance benefits provided for in such Executive's Employment Retention Agreement described below.

     In connection with the execution of their employment agreements, Messrs. Maib, McDermott and Silverman entered into Executive Retention Agreements with the Company. The Executive Retention Agreements generally provide that in the event such executive's employment with the Company is terminated by the executive for Good Reason (as defined therein), by the Company without Cause (as defined therein) or by reason of his death, then the executive will be entitled to receive the following benefits: (A) an amount equal to the sum of (i) the executive's accrued and unpaid Base Salary (as defined therein), vacation and personal days as of the date of termination, (ii) accrued and unpaid Incentive Bonuses (as defined therein), if any for the prior Bonus Period (as defined therein) and (iii) a pro rated portion of the Incentive Bonuses for the Special Bonus Period (each as defined therein); (B) termination pay equal to three times the Executive's Annual Pay (as defined therein) (in the event of termination by the executive for Good Reason or by the

Company without Cause); (C) all unexercisable options to purchase shares of the Company's Common Stock will vest; (D) all restricted stock and phantom stock will vest and all restrictions thereon will lapse; (E) a lump sum payment equal to the executive's unvested accrued benefit under any tax-qualified retirement plan sponsored by the Company; and (F) continued coverage for the executive and his eligible dependents under the Company's group health, dental and life insurance plans.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     Except as otherwise noted below, the following table sets forth, as of February 28, 1999, the ownership of the outstanding shares of Common Stock (including shares of Common Stock issuable upon conversion of shares of the Company's $3.375 Convertible Preferred Stock ("Preferred Stock") and the Company's $3.50 Series II Preferred Stock ("Series II Preferred")) held by persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, by all directors of the Company, by the Named Executive Officers, and by the executive officers and directors of the Company as a group, and the percentage of the Common Stock represented thereby. Except as otherwise noted below, the Company believes that each director, Named Executive Officer, executive officer and over 5% stockholder shown below has sole voting and sole investment power with respect to all shares beneficially owned by them.

                                          AMOUNT AND NATURE OF
  NAME AND ADDRESS OF BENEFICIAL OWNER    BENEFICIAL OWNERSHIP    PERCENT OF CLASS
  ------------------------------------    --------------------    ----------------
Morgan Stanley, Dean Witter & Co.(1)
  1585 Broadway.........................       2,632,292                 9.1%
  New York, New York 10036
Legg Mason, Inc.(2)
  100 Light Street......................       3,932,577                13.5
  Baltimore, Maryland 21202
Brown's Dock, L.L.C.(3).................       3,301,266                10.2
  56 Prospect St.
  Hartford, Connecticut 06115
NBT of Delaware, Inc.(4)
  1209 Orange St., Rm 123...............       1,787,472                 6.1
  Wilmington, Delaware 19801
Steven W. Fickes(5).....................         536,181                 1.8
Allan D. Greenberg(6)...................         414,253                 1.4
Charles Lubochinski.....................              --                --
Keith A. Maib...........................              --                --
James P. McDermott(7)...................          90,043                 *
Thomas A. Player(8).....................          36,918                 *
Michael J. Prager(9)....................          22,050                 *
Kenneth Roman(10).......................          19,946                 *
Bruce W. Schnitzer(11)..................          54,698                 *
Scott D. Silverman(12)..................          90,105                 *
David C. Smith(13)......................          38,091                 *
David J. Stone(14)......................       1,404,860                 4.7
All directors and executive officers as
  a group(15)...........................       2,148,914                 7.1

------------------------

 *  Represents less than 1%.

 (1) The following information was provided by Morgan Stanley, Dean Witter & Co. ("Morgan Stanley") and Morgan Stanley Dean Witter Investment Management Limited, both of which are investment advisers registered under the Investment Advisors Act of 1940. As of December 31, 1998 based on a
     Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on February 10, 1999, Morgan Stanley has (i) shared voting power as to 1,991,492 shares of Common Stock; and (ii) shared dispositive over 2,632,292 shares of Common Stock. Morgan Stanley Dean Witter Investment Management Limited has (i) shared voting power as to 1,972,775 shares of Common Stock, and (ii) shared dispositive power as to 2,613,575 shares of Common Stock. The principal office of Morgan Stanley is 1585 Broadway, New York, NY 10036 and the principal office of Morgan Stanley Dean Witter Investment Management Limited is 25 Cabot Square, Canary Wharf, London, E14 4QA England.

 (2) The following information was provided by Legg Mason, Inc. ("Legg Mason"). As of December 31, 1998, based on a Schedule 13G filed by Legg Mason, as parent holding company, with the SEC on February 16, 1999, Legg Mason has
     (i) sole voting power as to 3,700,000 shares of Common Stock, (ii) shared voting power as to 232,577 shares of Common Stock, (iii) sole dispositive power as to 3,700,000 shares of Common Stock and (iv) shared dispositive power as to 232,577 shares of Common Stock. 1,900,000 shares are held by Legg Mason Value Trust, Inc. and 1,800,000 shares are held by Legg Mason Special Investment Trust, Inc. with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder of shares are held by various clients of Legg Mason Capital Management, Inc., Legg Mason Trust Company and Legg Mason Wood Walker, Inc., which have power to dispose thereof. The principal business office of Legg Mason is 100 Light Street, Baltimore, Maryland 21202.

 (3) The following information was provided by Brown's Dock, L.L.C. ("Brown's Dock") on behalf of its "group" of reporting persons: Brown's Dock, Phoenix Home Life Mutual Insurance Company ("Phoenix"), Phoenix Investment Partners, Ltd. ("PXP"), Inverness Management Fund I LLC ("Inverness"), WMD LLC ("WMD"), W. McComb Dunwoody ("Dunwoody"), J.C. Comis LLC ("JCC"), James
     C. Comis III ("Comis"), Inverness/Phoenix Partners LP (the "Fund") and Executive Capital Partners I LP (the "Executive Fund") (collectively, the "Reporting Persons"). Inverness, WMD, Dunwoody, JCC, Comis, the Fund and the Executive Fund are collectively referred to as the "Inverness Persons." As of September 30, 1998, based on a Schedule 13D filed by Brown's Dock with the SEC on October 9, 1998, the Reporting Persons have shared voting power and shared dispositive power as to 1,346,600 shares of Preferred Stock and 224,800 shares of Series II Preferred, as a result of Brown's Dock's ownership of 530,300 shares of Preferred Stock and the Fund and the Executive Fund's ownership of 816,300 shares of Preferred Stock and 224,800 shares of Series II Preferred. The Company's Preferred Stock is convertible into 2.2124 shares of the Company's Common Stock, and the Company's Series II Preferred is convertible into 1.4326 shares of the Company's Common Stock. The principal business office of Phoenix is One American Row, Hartford, Connecticut 06115. The principal business office of PXP is 56 Prospect St., Hartford, Connecticut 06115. The principal business office of the Inverness Persons is c/o Inverness Management LLC, 660 Steamboat Road, Greenwich, Connecticut 06830.

 (4) The following information was provided by NBT of Delaware, Inc. ("NBT"). As of November 10, 1998, based on a Schedule 13D filed by NBT, NBT beneficially owned 1,299,200 shares of the Company's Common Stock, 177,100 shares of Preferred Stock and 68,300 shares of Series II Preferred. The Company's Preferred Stock is convertible into 2.2124 shares of the Company's Common Stock, and the Company's Series II Preferred is convertible into 1.4326 shares of the Company's Common Stock.

 (5) Consists of (i) 174,726 shares of Common Stock owned of record by Mr. Fickes, (ii) 180,121 shares of restricted Common Stock, (iii) 173,160 shares of Common Stock that will be issued to Mr. Fickes on April 15, 2001, in consideration of Mr. Fickes' interest in Knightsbridge Capital, L.L.C. and related entities, (iv) 6,446 shares of Common Stock held of record by Mr. Fickes' wife and (v) 1,728 shares of Common Stock held of record by Mr. Fickes' children. Mr. Fickes disclaims beneficial ownership of Common Stock not held of record by him.

 (6) Consists of (i) 168,753 shares of Common Stock owned of record by Mr. Greenberg, (ii) 225,000 shares of Common Stock that may be purchased pursuant to a presently exercisable Management Warrant, (iii) 10,500 shares of Common Stock that may be purchased pursuant to presently exercisable stock options awarded to Mr. Greenberg pursuant to the Nonemployee Director Stock Option Plan and (iv) 10,000 shares of Common Stock owned of record by a trust for the benefit of Mr. Greenberg's minor children over which Mr. Greenberg's wife has sole voting power. Mr. Greenberg disclaims beneficial ownership of Common Stock not held of record by him.

 (7) Consists of (i) 21,933 shares of Common Stock owned of record by Mr. McDermott, (ii) 7,295 shares of restricted Common Stock, (iii) 35,815 shares of Common Stock subject to a presently exercisable stock option and
     (iv) 25,000 shares of Common Stock that may be purchased pursuant to a presently exercisable Management Warrant.

 (8) Consists of (i) 6,128 shares of Common Stock owned of record by Mr. Player,
     (ii) 1,995 shares of restricted Common Stock, (iii) 10,500 shares of Common Stock that may be purchased pursuant to presently exercisable stock options awarded to Mr. Player pursuant to the Nonemployee Director Stock Option Plan and (iv) 18,295 shares of Common Stock owned by Mr. Player's wife. Mr. Player disclaims beneficial ownership of Common Stock not held of record by him.

 (9) Consists of 22,050 shares of Common Stock owned of record by Mr. Prager.

(10) Consists of (i) 7,987 shares of Common Stock owned of record by Mr. Roman,
     (ii) 1,459 shares of restricted Common Stock and (iii) 10,500 shares of Common Stock that may be purchased pursuant to presently exercisable stock options awarded to Mr. Roman pursuant to the Nonemployee Director Stock Option Plan.

(11) Consists of (i) 23,497 shares of Common Stock owned of record by Mr. Schnitzer, (ii) 18,706 shares owned of record by Magical Corporation, of which Mr. Schnitzer is the sole owner, (iii) 1,995 shares of restricted Common Stock and (iv) 10,500 shares of Common Stock that may be purchased pursuant to presently exercisable stock options awarded to Mr. Schnitzer pursuant to the Nonemployee Director Stock Option Plan.

(12) Consists of (i) 23,500 shares of Common Stock owned of record jointly by Mr. Silverman and his wife, (ii) 6,607 shares of restricted Common Stock,
     (iii) 34,998 shares of Common Stock subject to a presently exercisable stock option and (iv) 25,000 shares of Common Stock that may be purchased pursuant to a presently exercisable Management Warrant.

(13) Consists of 25,755 shares of Common Stock owned of record jointly by Mr. Smith and his wife, (ii) 1,836 shares of restricted Common Stock, (iii) 10,500 shares of Common Stock that may be purchased pursuant to presently exercisable stock options awarded to Mr. Smith pursuant to the Nonemployee Director Stock Option Plan.

(14) Consists of (i) 352,987 shares of Common Stock held of record by Mr. Stone,
     (ii) 859,000 shares of Common Stock that may be purchased pursuant to presently exercisable stock options awarded to Mr. Stone pursuant to his Employment Agreement effective

     April 15, 1996, and (iii) 192,873 shares of Common Stock held of record by Mr. Stone's wife. Mr. Stone disclaims beneficial ownership of Common Stock not held of record by him.

(15) Assumes the exercise of warrants or options to purchase 1,257,313 shares of Common Stock and includes shares of restricted Common Stock that do not (absent certain contingencies) vest until March 31, 2001 or March 31, 2000 in the case of restricted stock held by Messrs. Player, Roman, Schnitzer and Smith. Does not include shares beneficially owned by former listed executive officers.

                               PROPOSAL NUMBER 1
                         ELECTION OF CLASS I DIRECTORS

     Under the Company's Certificate of Incorporation, which provides for a "classified" board of directors, two directors will be elected at the meeting as Class I directors, each to hold office for a three-year term expiring at the 2002 annual meeting of stockholders and/or until such director's successor shall be elected and qualified. See "THE PENNCORP ANNUAL MEETING -- Voting at the Annual Meeting."

     Unless authority to vote for one or more of the nominees for Class I Director is withheld, shares represented by proxies will be voted FOR the election of the nominees named below. If at the time of the meeting any of the nominees should be unwilling or unable to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute or substitutes, as the Board of Directors recommends. The Board has no reason to believe that any of the nominees will be unwilling or unavailable to serve as a director.

     The persons named below have been nominated for election as Class I directors. Each nominee presently serves as a Class I director. Also listed below are each of the currently serving Class II and Class III directors of the Company.

CLASS I DIRECTORS NOMINEES

DAVID C. SMITH, Age 57
  Non-Executive Chairman of the Board and Director

     Mr. Smith has served as Non-Executive Chairman of the Board since August 21, 1998 and has been a director of the Company since September 1994. Since 1993 he has been a management consultant. Mr. Smith was with KPMG from 1964 until his retirement in 1993, having served as Vice Chairman-Tax from 1987 until 1993. He also served on the Board of Directors and the Management Committee of KPMG. Mr. Smith is a member of the American Institute of Certified Public Accountants. He currently serves on the Board of Governors of Citizens' Scholarship Foundation of America.

THOMAS A. PLAYER, Age 59
  Director

     Mr. Player has been a director of the Company since August 1990. From June 1974 to June 1995, Mr. Player served as a founding partner of Neely & Player, P.C., a law firm located in Atlanta, Georgia. In June 1995, Mr. Player became a senior partner in the law firm of Morris, Manning & Martin, an Atlanta based commercial law firm having offices in Washington, D.C. Mr. Player currently serves as a director for Amerisure, Inc. Mr. Player is the author of a paper for the Organization of Economic Cooperation and Development concerning insurer reorganization. Mr. Player has over 30 years experience in the insurance industry.

CLASS II DIRECTORS (TERM EXPIRES IN 2000)

KENNETH ROMAN, Age 68
  Director

     Mr. Roman has been a director of the Company since April 1993. From 1988 to 1989, Mr. Roman served as Chairman and Chief Executive of The Ogilvy Group and, from 1985 to 1989, as Chairman of Ogilvy & Mather Worldwide. He was Executive Vice President of American Express from 1989 to 1991. He currently serves as a Director of Compaq Computer Corporation, Brunswick Corporation, Coty, Inc. and Nelson Communications, Inc. In addition, Mr. Roman is a Vice Chairman of The New York Botanical Garden and an Overseer of Memorial Sloan-Kettering Cancer Center.

KEITH A. MAIB, Age 40
  President, Chief Executive Officer
  and Director

     Mr. Maib was elected as a director and Chief Operating Officer of the Company on June 11, 1998. On August 21, 1998, he became President and Chief Executive Officer. From June 1996 to June 1998, Mr. Maib served as Executive Vice President and Chief Financial Officer of Acordia, Inc., where he was involved in the repositioning of the company, including the privatization transaction and the leveraged acquisition of the brokerage operations, which was co-sponsored by Knightsbridge Investment, an affiliate of the Company. He continued to serve as a Director of ACO, the parent company of Acordia, Inc. until December 1998. From March 1995 to June 1996 Mr. Maib was a partner in the Dallas and New York offices of Coopers & Lybrand, L.L.P., where he was primarily responsible for the firm's southern United States corporate finance practice. From March 1994 to March 1995 he held the position of Chief Operating Officer of Borland International, Inc., at the time, one of the world's largest PC software developers. As Chief Operating Officer, he managed the company's worldwide operations and was responsible for planning and implementing a successful turnaround for the company. Prior to joining Borland, Mr. Maib was employed by Price Waterhouse, L.L.P. from June 1991 to March 1994, and from June 1993 to March 1994 was a partner in the corporate recovery services practice of Price Waterhouse, L.L.P.

CLASS III DIRECTORS (TERM EXPIRES IN 2001)

ALLAN D. GREENBERG, Age 54
  Director

     Mr. Greenberg has served as Vice Chairman of the Board and as a director of the Company since August 1990. Mr. Greenberg also serves as Chairman of the Board of ADG Insurance Advisors Inc. ("ADG"), a private consulting firm specializing in life insurance actuarial and acquisition services. From 1981 to 1988, Mr. Greenberg was Vice President, Chief Actuary and a director of Geneve Capital Group, Inc., and from 1984 to 1988 he also served as Executive Vice President of Standard Security Life Insurance Company of New York. Mr. Greenberg is a Fellow of the Society of Actuaries, a Fellow of the Canadian Institute of Actuaries and a Member of the American Academy of Actuaries. Mr. Greenberg has more than 28 years experience in the insurance industry. ADG provided consulting services to the Company prior to January 1, 1998.

BRUCE W. SCHNITZER, Age 54
  Director

     Mr. Schnitzer has been a director of the Company since August 1990. Since 1985, Mr. Schnitzer has served as Chairman of the Board of Wand Partners Inc. (or predecessor investment activities), a private investment firm located in New York, New York. Mr. Schnitzer also serves as a director of the following U.S. companies with publicly quoted securities: AMRESCO Inc. (a manager of real estate assets) and Nestor, Inc. (a technology company). From 1983 to 1985, Mr. Schnitzer served as President and Chief Executive Officer of Marsh & McLennan, Incorporated, an insurance brokerage firm. See "EXECUTIVE
COMPENSATION -- Compensation Committee Interlocks and Insider Participation."

DAVID J. STONE, Age 56
  Director

     Mr. Stone has served as a director of the Company since its formation in 1989, as Chairman of the Board from 1989 to until August 21, 1998, as Chief Executive Officer from July 1, 1995 until August 21, 1998, as President from July 1, 1995 until March 21, 1996 and as Chief Marketing Officer from August 1990 until May 1993. Mr. Stone also serves as Chairman of the Board and President of David J. Stone & Company, a New York based merchant banking firm specializing in leveraged acquisitions organized in 1978. Mr. Stone has more than 22 years experience in finance related business. During 1995, 1996, and 1997, Mr. Stone was a member and served as a manager of Knightsbridge Investment, which is the General Partner of the Knightsbridge Fund. The Company is a 16.3% limited partner in the Knightsbridge Fund. The Company purchased Mr. Stone's interests in Knightsbridge Investment on January 5, 1998. See "CERTAIN TRANSACTIONS -- The PennCorp/Knightsbridge Relationship."

                               EXECUTIVE OFFICERS

     In addition to Mr. Maib, who also serves as director of the Company, James
P. McDermott and Scott D. Silverman serve as executive officers of the Company. Such officers are elected by the Board of Directors, each to serve until his or her successor is elected and has qualified, or until his or her earlier resignation, removal from office or death.

JAMES P. McDERMOTT, Age 37
  Executive Vice President and Chief Financial Officer

     Mr. McDermott joined the Company in November 1992 as Vice President and Controller of the Company's insurance subsidiaries. He was elected Senior Vice President of the Company in September 1995, and on June 11, 1998 he was elected Executive Vice President and Chief Financial Officer. From January 1985 until November 1992, Mr. McDermott was employed by KPMG, serving as a Senior Manager in the firm's insurance practice prior to joining the Company. Mr. McDermott has more than 14 years experience in the insurance industry.

SCOTT D. SILVERMAN, Age 40
  Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

     Mr. Silverman joined the Company in March 1992 and was elected Vice President, General Counsel and Secretary of the Company in January 1994. Mr. Silverman was elected a Senior Vice President of the Company in September 1995, and on June 11, 1998 he was elected Executive Vice President and Chief Administrative Officer in addition to his position of General Counsel and Secretary. From 1990 to March 1992, he served as Vice President -- Legal and Secretary of Independence Holding Company and from 1988 to March 1992, he served as Vice President, Counsel and Secretary of Standard Security Life Insurance Company of New York, a subsidiary of Independence Holding Company. Mr. Silverman has more than 15 years experience in the insurance industry.

COMMITTEES OF THE BOARD

     The Board of Directors has established an Executive Committee currently composed of Messrs. Smith and Maib (non-voting); Compensation and Stock Option Committees currently composed of Messrs. Player (Chairman), Greenberg (Compensation Committee only), Smith (Compensation Committee only) and Roman; an Audit Committee currently composed of Messrs. Smith (Chairman), Greenberg and Player; a Finance Committee currently composed of Messrs. Maib (Chairman) and Smith; a Governance Committee currently composed of Messrs. Roman (Chairman), Schnitzer and Smith; and a Compliance Committee currently composed of Messrs. Player (Chairman), Greenberg and Roman.

     a. The Executive Committee.

          The Executive Committee, between meetings of the PennCorp Board has all the powers and can exercise all the duties of the Board of Directors in the management of the business of the Company which may lawfully be delegated to it by the Board of Directors and that are not in conflict with specific powers conferred by the Board of Directors upon any other committees of the Board of Directors.

     b. Compensation and Stock Option Committees.

          The Compensation Committee is responsible for reviewing all compensation related matters requiring approval of the PennCorp Board and recommending action to be taken by the Board of Directors on such matters, including compensation (base salary and bonuses) of senior management of the Company and its subsidiaries. Members of the Stock Option Committee administer the Company's current stock option and warrant plans, which includes making recommendations to the Board of Directors concerning the timing of awards of options, the number of shares subject to options, the identity of recipients of options, the price at which such options are exercisable and the vesting provisions of such options.

     c. Audit Committee.

          The principal functions and duties of the Audit Committee are to determine that appropriate procedures exist and are observed relating to financial reporting and disclosure to shareholders and regulatory bodies, and that required accounting practices, policies and procedures and internal control systems are in place and can be relied upon to assure the quality and accuracy of all such reports. In addition, the Audit Committee's responsibilities include the following: selecting and recommending to the Board of Directors the appointment of independent public accountants; reviewing and approving the proposed scope of and fees relating to the independent accountants' annual audit; and reviewing internal audit activity, including scope, quality of staff and interaction with independent accountants.

     d. Finance Committee.

          The principal functions and duties of the Finance Committee are to monitor the financial affairs of the Company, including reviewing the Company's investments, evaluating current financial decisions facing management, including the adequacy of or need for capital, and assisting management in the preparation of specific recommendations on financial matters.

     e. Governance Committee.

          The Governance Committee is responsible for (i) reviewing the performance of all directors; (ii) nominating persons to serve as directors of the Company; and (iii) periodically reviewing the needs of the Company and seeking additional directors as may be required and justified. The Governance Committee does not presently intend to consider nominees proposed by stockholders. Stockholders who desire to nominate directors at the 2000 annual meeting or at any special meeting called for such purpose must follow the procedures described under "CERTAIN BYLAW PROVISIONS."

     f. Compliance Committee.

          The principal functions and duties of the Compliance Committee are to monitor the corporate, regulatory and field compliance affairs of the Company. This includes: (i) reviewing the adequacy of compliance staff, including quality and promptness of response to compliance issues; (ii) reviewing the adequacy and effectiveness of compliance programs and policies, and proposing changes as appropriate; (iii) analyzing and reviewing potential material compliance exposures to the corporation, and management's plans for preventative measures; (iv) reviewing existing material compliance matters, i.e., consumer complaints, litigation, etc. and analyzing actions taken by management; and (v) reviewing the Company's relationships with regulators.

BOARD AND COMMITTEE ATTENDANCE

     The PennCorp Board met twenty-one times during 1998. In addition, the Compensation Committee met six times; the Stock Option Committee met two times; the Audit Committee met ten times; the Governance Committee met once; the Finance Committee met two times and the Compliance Committee met two times. Each of the Company's directors attended at least 75% of the aggregate number of regular and special meetings of the PennCorp Board and of the committees on which they served during the period that such directors served, other than Mr. Schnitzer (who attended approximately 72% of such meetings).

DIRECTOR COMPENSATION

     Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. In addition, each director of the Company who is not also an officer or salaried employee of the Company (a "Non-Employee Director") receives an annual fee of $30,000 and a fee of $2,000 for each meeting of the Board of Directors (except for the first four meetings in each calendar year for which no fee will be paid) at which such director is present. Each Non-Employee Director who is a member of a committee of the Board of Directors also receives a fee of $1,000 for each meeting of such committee at which such director is present. Committee chairmen receive an additional annual fee of $5,000. As a result of serving as Chairman of the Board of the Company, Mr. Smith is entitled to receive an annual fee of $100,000. Mr. Smith also received a grant of 50,000 phantom options, the value of which is determined by the increase in market value of the Company's Common Stock above $3.88, which was 115% of the closing price of the Common Stock on the date of grant. During 1998, Mr. Player received a special fee of $25,000 for his services rendered in 1997. In 1999, Mr. Smith was awarded a special bonus of $100,000 in shares of the Company's Common Stock for his services rendered in 1998.

     In addition to the foregoing, the Warrant Plan granted each Non-Employee Director (other than Mr. Greenberg) a ten-year warrant to purchase up to 3,000 shares of Common Stock upon his election to the Board of Directors. The exercise price of such warrants with respect to each share of underlying Common Stock was equal to the fair market value of the Common Stock on the date of grant. Each warrant vested and became exercisable in three equal annual installments commencing on the first anniversary date after the date of the grant provided that the Non-Employee Director was serving as a director of the Company on such anniversary date. On November 5, 1992, each of Messrs. Schnitzer and Player were granted warrants to purchase up to 3,000 shares of Common Stock at an exercise price of $14.19 per share. On April 1, 1993, Mr. Roman received a warrant to purchase up to 3,000 shares of Common Stock at an exercise price of $19.06 per share. On September 1, 1994, Mr. Smith received a warrant to purchase up to 3,000 shares of Common Stock at an exercise price of $15.63 per share. No further awards will be made under the Warrant Plan.

     Pursuant to an amendment to the Stock Plan approved by the Company's stockholders on December 31, 1997, Messrs. Schnitzer, Player, Roman and Smith exercised these Warrants for which they received 1977, 1977, 1977, 1444, and 1819 shares of restricted common stock, respectively. The shares of restricted stock are subject to forfeiture if any of these Non-Employee Directors ceases to be a director for any reason other than as a result of a change of control or ownership of the Company, the failure to be re-elected by the Company's shareholders or the Non-Employee Director's death or disability (as defined in the Stock Plan). Each of these Non-Employee Directors was also granted an option to purchase 3,000 shares of Common Stock at the exercise price of $32.25 (the closing price of the Common Stock on March 31, 1997, the effective date of the grant).

     Under the Stock Plan Non-Employee Directors are entitled to receive an annual stock option to purchase 7,500 shares of Common Stock. Option grants are made on the date of each annual stockholders meeting and are exercisable eighteen months after the date of the grant at the fair market value (as defined in the Stock Plan) of PennCorp's Common Stock on the grant date. Additionally, the Stock Plan generally enables Non-Employee Directors to receive all or a portion of their annual fees in Common Stock. Messrs. Player and Smith elected to receive Common Stock in lieu of 50% of their annual fee for 1998.

                               PROPOSAL NUMBER 2
                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has selected KPMG as the auditors of the Company for the year 1999. It is anticipated that representatives of KPMG, who also served as the Company's auditors for 1998, will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to answer any appropriate questions. Although not required to do so, the Board of Directors has determined, as a matter of corporate practice, to submit the selection of the Company's independent auditors to the stockholders of the Company for their ratification. If the stockholders do not ratify the appointment of KPMG, the Board of Directors will reconsider its decision to appoint KPMG. Even if the stockholders ratify the appointment, the Board of Directors will have the ability to dismiss KPMG as independent auditors and select a new independent auditor for fiscal year 1999.

     The Board of Directors recommends that you vote FOR the approval of Proposal Number 2.

                               PROPOSAL NUMBER 3
              AMENDMENT TO 1996 STOCK AWARD AND STOCK OPTION PLAN

BACKGROUND AND PURPOSE

     The Board of Directors of the Company adopted the Stock Plan on May 23, 1996, and it became effective as of January 1, 1996. The purpose of the Stock Plan is to (i) provide incentives which will attract, retain and motivate key officers, employees and Non-Employee Directors whose present and potential contributions are important to the success of the Company, (ii) align the interests of key officers, employees and Non-Employee Directors with those of stockholders by providing incentives to key officers, employees and Non-Employee Directors through the ownership and performance of the Common Stock, and (iii) ensure that compensation paid under the Stock Plan (other than compensation attributable to incentive stock options ("ISOs")) under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) will be fully deductible for federal income tax purposes.

ADMINISTRATION AND ELIGIBILITY

     The Stock Plan is administered by the Stock Award and Stock Option Committee of the Board of Directors, which is comprised solely of persons who each qualify as (i) a Non-Employee Director under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (ii) an "outside director" under Section 162(m) of the Code.

SHARES SUBJECT TO STOCK PLAN

     The aggregate number of shares of Common Stock currently available for grants of stock awards and stock options under the Stock Plan during its term is 2,800,000.

DESCRIPTION OF AMENDMENT TO STOCK PLAN

     At its meeting on March 4, 1999, the Board of Directors of the Company adopted Amendment Number Three to the 1996 Plan, a copy of which is attached hereto as Exhibit A (the "Amendment"), and directed that the Amendment be submitted to the Company's stockholders for their approval. In connection with their employment agreements, Messrs. Maib, McDermott and Silverman received a phantom stock award in the amount of 600,000, 450,000 and 450,000 shares, respectively, the value of which is determined by the increase in market value of the Company's Common Stock above $3.88. Additionally, a phantom stock award was made to Mr. Smith in the amount of 50,000 shares. These phantom stock awards were made due to the lack of available stock options that could be granted under the Stock Plan. The Amendment provides for (a) an increase in the shares available for issuance pursuant to grants under the Stock Plan and (b) the eligibility of Mr. Smith to receive stock options in an amount equal to the number of stock appreciation rights previously granted to him (the Stock Plan currently provides that Non-Employee Directors are generally eligible only to receive (i) initial grants of 1,000 shares of Common Stock upon their election,
(ii) an annual stock option to purchase 7,500 shares of Common Stock and (iii) all or a portion of their annual fees in Common Stock). Subject to the approval of the Amendment, the Compensation Committee and the PennCorp Board granted Messrs. Maib, McDermott and Silverman and Smith options to purchase 600,000, 450,000, 450,000 and 50,000 shares, respectively, with exercise prices of $3.88, under the Stock Plan, in exchange for the cancellation of the existing phantom stock awards. While the economic terms of the stock appreciation rights and the stock options are substantially the same, the Company determined to exchange stock options for stock appreciation rights to avoid certain effects on the Company's results of operations (any incremental increase in market value above $3.88 will be reflected in the Company's financial statements) and cash flows (the phantom stock awards are payable in cash at the election of the recipient) that may result from the grant of stock appreciation rights.

                               NEW PLAN BENEFITS

                     1996 STOCK AWARD AND STOCK OPTION PLAN

                     NAME AND POSITION                          SHARES
                     -----------------                         ---------
Keith A. Maib...............................................     600,000
  President and Chief Executive Officer
David J. Stone..............................................           0
  Former Chairman of the Board and Chief Executive Officer
James P. McDermott..........................................     450,000
  Executive Vice President and Chief Financial Officer
Scott D. Silverman..........................................     450,000
  Executive Vice President, Chief Administrative Officer,
     General Counsel and Secretary
Charles H. Lubochinski......................................           0
  Former Senior Vice President -- Tax
Steven W. Fickes............................................           0
  Former President and Chief Financial Officer
Michael J. Prager...........................................           0
  Former Senior Vice President and Senior Financial Officer
All current executive officers as a group...................   1,500,000
All current directors who are not executive officers as a
  group.....................................................      50,000
All employees, including current officers who are not
  executive officers, as a group............................           0

     The Board of Directors recommends that you vote FOR the approval of Proposal 3.

                            SECTION 16(a) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who beneficially own more than 10% of the Common Stock or other equity securities of the Company, to file with the Securities and Exchange Commission initial reports of beneficial ownership (Form 3), reports of changes in beneficial ownership (Form 4) and annual statements of beneficial ownership (Form 5). Executive officers, directors and more than 10% beneficial owners are required to provide the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based on a review of the reports furnished to it and written representations from its executive officers and directors, except for the failure of Mr. Fickes to file a Form 5, all Section 16(a) reporting requirements for the Company's executive officers and directors were satisfied for 1998.

                            CERTAIN BYLAW PROVISIONS

     The Bylaws establish an advance notice procedure with regard to business proposed to be submitted by a stockholder at any annual or special meeting of stockholders of the Company, including the nomination of candidates for election as directors. The procedure provides that a notice of proposed stockholder business must be timely given in writing to the Secretary of the Company prior to the meeting. In all cases, to be timely, notice relating to the 2000 annual meeting must be received at the principal executive office of the Company not less than 60 days nor more than 90 days before May 13, 2000.

     Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected.

     The chairman of a meeting of stockholders may determine that a person is not nominated in accordance with the nomination procedure, in which case such person's nomination will be disregarded. If the chairman of a meeting of stockholders determines that other business was not properly brought before such meeting in accordance with the Bylaw procedures, such business will not be conducted at the meeting. Nothing in the nomination procedure or the business procedure will preclude discussion by any stockholder of any nomination or business properly made or brought before the annual or any other meeting in accordance with the above mentioned procedures.

                             STOCKHOLDER PROPOSALS

     Any proposal which a stockholder intends to have included in the Company's proxy statement relating to the 2000 annual meeting of stockholders must be received at the Company's executive office not later than February 13, 2000. Stockholders who intend to nominate directors or to bring other business before the meeting must also comply with the procedures set forth in the Company's Bylaws, as described under "Certain Bylaw Provisions." The Company will furnish copies of the appropriate Bylaw provision upon written request to the Secretary of the Company at its principal executive office.

                                 OTHER MATTERS

     As of the date of the Proxy Statement, the PennCorp Board knows of no other business to be presented for action at the meeting or any adjournment thereof. However, if any other business is properly brought before the meeting or any adjournment thereof, the proxies solicited hereby confer discretionary authority in the persons named therein and those persons will vote or act in accordance with their best judgment with respect to such matter.

                                            By Order of the Board of Directors,

                                            SCOTT D. SILVERMAN
                                            Secretary

March 31, 1999

                                   EXHIBIT A
                             AMENDMENT NUMBER THREE

     WHEREAS, the stockholders of PennCorp Financial Group, Inc. (the "Company") approved the Company's 1996 Stock Award and Stock Option Plan (as amended, the "Plan") on July 11, 1996;

     WHEREAS, the Board of Directors of the Company has approved amending the Plan to increase the number of shares authorized to be issued under the Plan in an amount equal to the number of stock appreciation rights previously granted to certain members of management and the Chairman of the Board, and to make certain other amendments to the Plan, subject to the approval of the stockholders of the Company at the 1999 Annual Meeting of Stockholders;

     NOW THEREFORE, upon the approval of the stockholders of the Company, the Plan shall be amended as set forth below:

     1. Section 5 is hereby deleted in its entirety and the following is substituted in lieu thereof:

          (a) Eligibility. Participants shall consist of such officers and Employees of the Company and its Subsidiaries as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Awards under the Plan. In addition, all Nonemployee Directors of the Company shall participate in the Plan to the extent provided in Sections 10 and 11 below. In addition to his participation in the Plan provided in Sections 10 and 11 of the Plan, Mr. David C. Smith, the Chairman of the Board of the Company, will be entitled to receive a Stock Option for 50,000 shares of Common Stock in exchange for the cancellation of a phantom stock award previously granted to him in the amount of 50,000 shares. Designation of a Participant in any year shall not require the Committee to designate such person as a Participant in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.

     2. Section 6(a) is hereby deleted in its entirety and the following is substituted in lieu thereof:

          (a) Available Shares. The aggregate number of shares of Common Stock which shall be available for grants of Awards under the Plan during its term shall be 4,350,000. Such shares of Common Stock available for issuance under the Plan may be either authorized but unissued shares, shares of issued stock held in the Company's treasury, or both, at the discretion of the Company, and subject to any adjustments made in accordance with Section 6(c) below. Shares of Common Stock underlying Stock Awards or Stock Options which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares shall again be available for grants of Stock Awards and Stock Options under the Plan, to the extent permitted by Rule 16b-3 under the Exchange Act. The number of shares of Common Stock available for issuance under the plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock.

                        PENNCORP FINANCIAL GROUP, INC.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 13, 1999

The undersigned hereby constitutes and appoints Scott D. Silverman, James P. McDermott, and each of them, as their true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of PennCorp Financial Group, Inc. to be held at the offices of Richards, Layton & Finger, One Rodney Square, Tenth Floor, Tenth and King Streets, Wilmington, Delaware 19899 on Thursday, May 13, 1999, and at any adjourn-ments thereof, on all matters coming before said meeting.


Election of Directors, Nominees:              (change of address/comments)

    Thomas A. Player                   ----------------------------------------
    David C. Smith                     ----------------------------------------
                                       ----------------------------------------
                                       ----------------------------------------
                                       (If you have written in the above space, please mark the corresponding box on the reverse side of this card)



YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE          SEE REVERSE
APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK            SIDE
ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD
OF DIRECTOR'S RECOMMENDATIONS.




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                              FOLD AND DETACH HERE

         Please mark your
   X     votes as in this
         example.



         This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR Proposals 2 and 3.


===============================================================================
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 THROUGH 3.
===============================================================================

                            FOR          WITHHELD
1. Election of
   Directors (See           [ ]            [ ]
   reverse)

                            FOR          AGAINST          ABSTAIN
2. Ratification of
   Appointment of           [ ]            [ ]              [ ]
   Auditors

                            FOR          AGAINST          ABSTAIN
3. Approval of
   Amendment to             [ ]            [ ]              [ ]
   the 1996 Stock
   Award and Stock
   Option Plan


For, except vote withheld from the following Nominee(s):

--------------------------------------------------------
===============================================================================



The signer hereby revokes all proxies heretofore given by
the signer to vote at said meeting or any adjournments       -------------------
thereof. NOTE: Please sign exactly as name appears hereon.
Joint owners should each sign. When signing as attorney,     -------------------
executor, administrator, trustee or guardian, please give     SIGNATURE(S) DATE
full title as such.



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                              FOLD AND DETACH HERE